Exhibit 10.1

CONFIDENTIAL

INCENTIVE BONUS PLAN

FOR OFFICERS AND KEY MANAGERS

Effective 10/1/2011

Summary of the Program

The purpose of the Jacobs Engineering Group Inc. and its subsidiaries (“Company”) Incentive Bonus Plan (the “Plan”) is to promote the success of the Company by attracting and retaining highly qualified people who perform to the best of their abilities to achieve Company objectives and profitability. This program is designed to cover designated officers and key managers of Jacobs Engineering Group Inc. and its subsidiaries. Key managers are defined as management level personnel who do not normally receive overtime compensation and who are approved for participation by the Chief Executive Officer and the Human Resources and Compensation Committee (“Committee”) of Jacobs’ Board of Directors.

Each year a bonus pool is determined by a formula approved by the Committee. From the pool up to 80 percent is allocated to participants in the Plan, with the balance reserved for distribution to nonparticipating employees who have made an outstanding contribution during the year. The allocation of each participant’s portion of the pool may be up to 50 percent by formula with the balance allocated solely at the discretion of the Chief Executive Officer. The allocation of the nonparticipant’s portion of the pool is totally at the discretion of the Chief Executive Officer. All award recommendations are approved by the Committee which has sole and absolute discretion to administer the plan.

Bonuses are paid in three annual installments. The first installment is paid approximately three months after the close of the first fiscal year to which it pertains. A participant is not vested in any future installments. A participant must be employed by the Company at the date each future installment is paid as the bonus is not only for service done in a particular year but also for services to be rendered in the years when future installments may be paid. The bonus award reflects recognition of performance attained and expected to be attained in the future. If an employee is a participant in the plan for less than a full year, the measure of his or her bonus will be prorated accordingly. If a participant’s employment is severed from the Company at any time prior to the time a future installment is to be paid, such installment and any and all

Page #2	CONFIDENTIAL
Incentive Bonus Plan

future installments are automatically forfeited. For the purposes of this program, a participant will be considered employed by the Company for purposes of receiving future installments only if on the date of payment, the participant is an active full time employee with the Company.

Bonus Pool Formula

The bonus pool is established as a percentage of pretax, pre-bonus earnings above a preset trigger point or hurdle rate. The hurdle rate for each fiscal year will be established by the Committee. Once the trigger point is reached, the bonus pool accrues at a rate set by the Committee up to 20 percent of pretax, pre-bonus income in excess of the trigger point. When a pretax, pre-bonus earnings reaches up to 2.0 times the trigger point, the accrual rate increases to a rate set by the Committee up to 33 percent of pretax, pre-bonus income in excess of to 2.0 times the trigger point. The percentage rate used for calculating the trigger point is established each year based on economic and market conditions in effect at that time. The bonus pool formula is subject to change at any time and is determined at the sole and absolute discretion of the Committee.

Allocation of Bonus Pool

The portion of the pool allocated to the Plan participants is distributed 50 percent based on their weighted salary (using factors approved by the Committee each year) versus the total weighted salaries of all participants of the plan and 50 percent at the discretion of the Chairman of the Board and the Chief Executive Officer. The weighted salaries will be determined by multiplying the salary earned while a participant in the plan times the weighting factors as determined by the Chairman, the Chief Executive Officer and the Committee.

If a participant moves from one level to another during the year, the different weighting factors is applied to the salary earned at each level and prorated.

Payments

An Award shall be paid at such time or times as determined by the Committee, in its sole and absolute discretion. The Committee may reduce any award up to the date of payment. All payments are subject to federal, state, or local taxes unless deferred pursuant to the terms of a Company sponsored plan a participant may be eligible for.

Page #3	CONFIDENTIAL
Incentive Bonus Plan

Modifications and Administration

This Plan is provided at the discretion of the Committee and the Committee reserves the right to alter or modify it in the future. The Committee is responsible for the administration of the Plan and has the exclusive right to make any and all interpretations, rules, and regulations regarding the Plan.